Exhibit 3.8

                     ARTICLES OF INCORPORATION

                                OF

                        ICON SYSTEMS, INC.



     The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

                            ARTICLE I

     Name. The name of the corporation is "Icon Systems, Inc." (hereinafter, the "Corporation").

                            ARTICLE II

     Period of Duration. The period of duration of the Corporation is perpetual.

                           ARTICLE III

     Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

                            ARTICLE IV

     Capitalization. The Corporation shall have the authority to issue 100,000,000 shares of common voting stock having a par value of one mill ($0.001) per share, and 10,000,000 shares of preferred stock having a par value of one mill ($0.001) per share. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

                            ARTICLE V

     Initial Resident Agent. The initial resident agent of the Corporation shall be The Prentice-Hall Corporation System, Nevada, Inc., and the street address and mailing address of the initial resident agent are: 502 East John Street, Carson City, Nevada 89706.

                            ARTICLE VI

     Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three directors. The number of directors constituting the initial Board of Directors is three and the name and street address of the persons who shall serve as directors until their successors are elected and qualified are, to-wit:

               Michelle Wheeler
               4817 South Fortuna Way
               Salt Lake City, Utah 84124

               Jeff Taylor
               1879 Siggard Drive
               Salt Lake City, Utah 84107

               Steven D. Moulton
               4848 South Highland Drive, #353
               Salt Lake City, Utah 84117

                           ARTICLE VII

     Incorporator.  The name and street address of the incorporator is:

               Steven D. Moulton
               4848 South Highland Drive, #353
               Salt Lake City, Utah 84117

                           ARTICLE VIII

     Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

                            ARTICLE IX

     Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.


                                   /s/ Steven D. Moulton
                                          ---------------------
                                   Steven D. Moulton
STATE OF UTAH       )
                    :ss
COUNTY OF SALT LAKE )

     On the 17 day of September, 1996, personally appeared before me Steven
D. Moulton, who duly acknowledged to me that he is the person who signed the foregoing instrument as incorporator; that he has read the foregoing instrument and knows the contents thereof; and that the contents thereof are true of his personal knowledge.



                                   /s/ Sheryl Ross
                                          ---------------
                                   Notary Public